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                                                                   EXHIBIT 23(i)

                  CONSENT OF MORGAN STANLEY & CO. INCORPORATED

    We hereby consent to the inclusion of our opinion letter, dated January 15, 1999, to the Board of Directors of AirTouch Communications, Inc. ("AirTouch") as Appendix B to this Proxy Statement/Prospectus constituting part of this Registration Statement on Form F-4 of the Vodafone Group Plc (the "Registration Statement") and references made to such opinion under the captions "Summary--Opinion of Financial Advisor," "The Merger--Background of the Merger," "The Merger--Recommendations of the AirTouch Board; Additional Considerations of the AirTouch Board" and "The Merger--Opinions of Financial Advisors--Opinion of AirTouch's Financial Advisor" in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. Incorporated

Morgan Stanley & Co. Incorporated

New York, New York
April 21, 1999